KPMG LLP
Suite 2800
One Biscayne Tower
Two South Biscayne Boulevard
Miami, FL 33131


                       Independent Accountants' Report



The Board of Directors
The Hemisphere National Bank:


We have examined management's assertion, included in the accompanying report, that The Hemisphere National Bank complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2005. Management is responsible for The Hemisphere National Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about The Hemisphere National Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Hemisphere National Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that The Hemisphere National Bank complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.


/S/ KPMG LLP
-------------
KPMT LLP



















March 3, 2006

Certified Public Accountants




        KPMG LLP. a U.S. limited liability partnership, is the U.S.
          member firm of KPMG International, a Swiss cooperative.




H e m i s p h e r e  N a t i o n a l B a n k

As of and for the year ended December 31, 2005, Hemisphere National Bank has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Hemisphere National Bank had in effect a fidelity bond and errors and omissions policy in the amount of $ Three million dollars.


/s/Daniel Sohwartz,                           /s/ Marilyn Barnes
--------------------                          ---------------------
Daniel Sohwartz                                Marilyn Barnes
President and COO                              Managing Director


March 3, 2006



600 N.W. 36 Street, Suite 600 Miami, Florida 25186  Tel: (305) 341.8700
              Fax: (306) 610 0533  Telex: 67370HNBANK